Exhibit 99.2

                     Contango Reports First Quarter Results

     HOUSTON--(BUSINESS WIRE)--Nov. 7, 2007--Contango Oil & Gas Company (AMEX:MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended September 30, 2007 of approximately $14.1 million, compared to $1.2 million for the same period last year.

     The Company reported net income attributable to common stock for the three months ended September 30, 2007 of approximately $5.7 million, or $0.36 per basic share and $0.35 per diluted share, compared to a net loss attributable to common stock for the three months ended September 30, 2006 of approximately $0.4 million, or $0.03 per basic and diluted share.

     Kenneth R. Peak, the Company's Chairman and Chief Executive Officer, said, "Our average production for the three months ended September 30, 2007 was 7.2 million cubic feet per day ("Mmcf/d") onshore and 17.6 million cubic feet equivalent per day ("Mmcfe/d") in the Gulf of Mexico. As of November 5, 2007, we were producing 9.6 Mmcf/d onshore and 23.4 Mmcfe/d in the Gulf of Mexico. As a result of our previously announced capacity additions to the Eugene Island 24 platform, we anticipate our net Gulf of Mexico production will increase to 30 to 35 Mmcfe/d in December 2007."


             CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Three Months Ended
                                                  September 30,
                                            -------------------------
                                                2007         2006
                                            ------------ ------------
 REVENUES:
   Natural gas and oil sales                $14,128,014  $ 1,192,306
                                            ------------ ------------
     Total revenues                          14,128,014    1,192,306
                                            ------------ ------------

 EXPENSES:
   Operating expenses                         1,674,645      132,949
   Exploration expenses                         411,389      401,347
   Depreciation, depletion and amortization   2,869,527      212,191
   General and administrative expenses        1,342,461    1,103,342
                                            ------------ ------------
     Total expenses                           6,298,022    1,849,829
                                            ------------ ------------

 NET INCOME (LOSS) BEFORE OTHER INCOME AND
  INCOME TAXES                                7,829,992     (657,523)

 Interest expense (net of interest
  capitalized)                                 (829,860)    (167,471)
 Interest income                                364,314      251,659
 Other income                                 2,122,660       84,391
                                            ------------ ------------

 NET INCOME (LOSS) BEFORE INCOME TAXES        9,487,106     (488,944)
 Benefit (provision) for income taxes        (3,315,636)     233,088
                                            ------------ ------------

 NET INCOME (LOSS)                            6,171,470     (255,856)
 Preferred stock dividends                      450,000      150,000
                                            ------------ ------------
 NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
  STOCK                                     $ 5,721,470  $  (405,856)
                                            ============ ============

 NET INCOME (LOSS) PER SHARE:
   Basic
      Continuing operations                 $      0.36  $     (0.03)
   Diluted
      Continuing operations                 $      0.35  $     (0.03)

 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
   Basic                                     15,991,762   15,004,548
                                            ============ ============
   Diluted                                   16,419,956   15,004,548
                                            ============ ============


Production, Prices, Operating Expenses and Other

                                              Three Months Ended
                                                 September 30,
                                          ---------------------------
                                              2007          2006
                                          ------------- -------------
                                           (Dollar amounts in 000's,
                                           except per Mcfe amounts)
 Production Data:
 Natural gas (million cubic feet)                 2,065           144
 Oil, condensate and NGLs (thousand
  barrels)                                           38             4
 Total (million cubic feet equivalent)            2,293           168

 Natural gas (million cubic feet per day)          22.4           1.6
 Oil, condensate and NGLs (thousand
  barrels per day)                                  0.4           0.1
 Total (million cubic feet equivalent per
  day)                                             24.8           2.2

 Average sales price:
   Natural gas (per thousand cubic feet)    $      5.83   $      6.25
   Oil, condensate and NGLs (per barrel)    $     54.99   $     70.21

 Selected data per Mcfe:
   Production and severance taxes           $      0.02   $      0.27
   Lease operating expenses                 $      0.71   $      0.52
   General and administrative expenses      $      0.59   $      6.54
   Depreciation, depletion and
    amortization of natural gas and oil
    properties                              $      1.19   $      1.00


     Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com